UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2007

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-14948	39-1506125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including zip code)

(262) 879-5000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 27, 2007, in contemplation of the acquisition of CheckFree Corporation (“CheckFree”) by Fiserv, Inc. (the “Company”), the Company entered into a 364-Day Credit Agreement (the “Credit Agreement”) with the financial institutions parties thereto evidencing an unsecured revolving credit facility under which the Company may borrow up to $450 million until the facility matures on November 24, 2008. The Company’s ability to borrow under the Credit Agreement is conditioned upon the completion of the acquisition of CheckFree and the Company’s full draw of available credit under the Company’s existing revolving credit facility. The Company intends to use any funds borrowed under the Credit Agreement to fund a portion of the acquisition price of CheckFree and costs, fees and expenses incurred in connection with the acquisition and for general corporate purposes (subject to certain limitations under the Credit Agreement). The revolving credit facility under the Credit Agreement will bear interest at a variable rate equal to LIBOR plus a specified margin, which may be adjusted up or down depending on whether certain criteria are satisfied, or the base rate (which is the higher of the JPMorgan Chase Bank, National Association prime rate and the federal funds effective rate plus 0.5%). The commitment of the lenders to provide credit to the Company under the Credit Agreement expires on December 31, 2007 if the acquisition of CheckFree has not then been completed.

The Company may borrow, repay and reborrow amounts under the Credit Agreement from time to time until the maturity of the revolving credit facility. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee upon proper notice. The Company is required to make mandatory prepayments under the Credit Agreement in the event of, and using net cash proceeds from, certain equity, debt or asset disposition transactions. In addition, the Company is required to make mandatory prepayments under the Credit Agreement to the extent of any availability under the Company’s existing revolving credit facility.

The Credit Agreement contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. Among other things, the Company must limit its consolidated indebtedness to no more than a specified multiple (ranging from 3.5 to 4.5) of the Company’s consolidated net earnings before interest, taxes, depreciation and amortization and certain other adjustments (“EBITDA”) at the end of any fiscal quarter for the four consecutive fiscal quarters then ending (giving pro forma effect to acquisitions and dispositions during such period), and maintain consolidated EBITDA of at least three times its consolidated interest expense at the end of each fiscal quarter for the four consecutive fiscal quarters then ending (giving pro forma effect to acquisitions and dispositions during such period).

The Credit Agreement is fully and unconditionally guaranteed by certain of the Company’s wholly-owned domestic subsidiaries. The Credit Agreement provides that a guarantor may be released as a guarantor under the Credit Agreement (1) upon the Company’s notice, if such guarantor ceases to be a “material subsidiary” as defined in the Credit Agreement (excluding certain guarantors that are not “material subsidiaries” on the date they become guarantors or, in certain cases, on the date of the acquisition of CheckFree); or (2) upon the Company’s request, provided that (x) any such release of a material subsidiary is only permitted if substantially all or all of the equity interests or assets of such material subsidiary are being sold, transferred or otherwise disposed of and (y) if at the time of such release the aggregate amount of the EBITDA of such subsidiary and all of the Company’s domestic subsidiaries that are not guarantors under the Credit Agreement for the most recent completed four-quarter period for which financial statements have been delivered pursuant to the Credit Agreement exceeds 40% of the Company’s EBITDA for the four-quarter period most recently ended prior to the closing date (or, upon the funding of the term loan under the Company’s existing term loan facility at the acquisition of CheckFree, the date of such funding), then the Company will contemporaneously with such release cause domestic subsidiaries having sufficient EBITDA to become additional guarantors under the Credit Agreement to eliminate such excess. In

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addition, the Credit Agreement provides for the automatic release of all guarantors while the Company’s senior, unsecured, long-term indebtedness for borrowed money without credit enhancement is rated at or above A- by Standard & Poor’s and at or above A3 by Moody’s Investors Service, Inc.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing under the Credit Agreement, the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.

The description of the Credit Agreement set forth above is qualified by reference to the Credit Agreement filed herewith as Exhibit 4 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(4) 364-Day Credit Agreement, dated as of November 27, 2007, among Fiserv, Inc. and the financial institutions parties thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: November 28, 2007	By:	/s/ Thomas J. Hirsch
Thomas J. Hirsch
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

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FISERV, INC.

Exhibit Index to Current Report on Form 8-K

Dated November 27, 2007

Exhibit Number	Description
4	364-Day Credit Agreement, dated as of November 27, 2007, among Fiserv, Inc. and the financial institutions parties thereto.

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